Exhibit 10.30

MoSys, Inc.

755 N. Mathilda Ave.

Suite 100

Sunnyvale, California  94085

July 31, 2008

David DeMaria

Dear David:

I am pleased to offer you a position with MoSys, Inc. (“MoSys” or the “Company”) as Vice President of Business Operations (“VP of Ops”), subject to ratification by the Company’s board of directors.  This offer letter (the “Agreement”) sets forth the terms and conditions of the Company’s offer of employment.  This is intended to be a binding agreement, and if the terms contained in this Agreement are acceptable to you, please acknowledge your acceptance by signing in the signature block, below.  The Company’s offer of employment is conditioned upon: (1) your presenting evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the I-9 form required by law within three business days of the commencement of your employment with the Company; (2) your consent to, and satisfactory completion of, a background check;  (3) your completion of the Company’s standard Directors and Officers Questionnaire and the Company’s satisfactory review of your responses and (4) your execution of the Company’s standard form of Employment Confidential Information and Invention Assignment Agreement.

As VP of Ops, you will report directly to the Company’s CEO and President.  Your starting salary will be approximately $8,833 semi-monthly ($212,000 on an annualized basis) for this exempt position.  You will also be eligible for a bonus plan (a “Bonus Plan”), such Bonus Plan to be mutually agreed upon by you and the Company’s CEO and President and subject to approval of the Compensation Committee of the Board of Directors.  For fiscal year 2008, your targeted compensation under the Bonus Plan will be $25,000, payable in January 2009, subject to your achievement of the objectives of the Bonus Plan, such objectives to be mutually agreed upon by you and the Company’s CEO and President.  Your base salary and bonus payments will be paid in accordance with the Company’s normal payroll procedures and will be subject to applicable withholding required by law.

In addition, you will be granted an option to purchase 275,000 shares of the Company’s common stock, subject to approval by the Compensation Committee of the board of directors and your execution of the Company’s standard form of stock option agreement.  The options will vest 25% at the end of one year of employment and the remaining shares in thirty-six equal monthly installments thereafter, subject in all events to your continuous employment by the Company.  The per share exercise price of the option shall be the fair market value of the Company’s common stock on the date of grant.  These options will be granted as new employment inducement grants under the NASDAQ Marketplace Rules and not pursuant to the Company’s existing option plan.

Upon the commencement of your employment, the Company will enter into a Change-in-Control agreement with you, a copy of which is attached for your reference, which in certain circumstances will provide for acceleration of vesting of stock options granted to you by the Company.

You also will be eligible to participate in the Company’s employee benefit plans, including our standard major medical, dental, life, short and long term disability, vision insurance benefits, our flexible benefit plan, paid holidays, personal time off (PTO) and 401(k) plan.  You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting the Company’s business.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration as provided in the Mutual Agreement to Arbitrate, a copy of which is attached for your reference.  You agree to execute and deliver the Mutual Agreement to Arbitrate in connection with your acceptance of this offer letter.

This  Agreement, along with the applicable stock option agreement and Mutual Agreement to Arbitrate between you and the Company, together with the Company’s standard employment policies and procedures in effect from time to time constitute the entire terms of your employment with the Company and supersede all prior representations or agreements, whether written or oral.  This Agreement is to be governed by California law.  To the extent that any of the terms of this Agreement or any of the foregoing agreements conflict with the Company’s standard employment policies and procedures in effect from time to time, the former shall govern.  This Agreement may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

To indicate your acceptance of the Company’s offer, please sign and date this Agreement in the space provided below and return it to me.  This offer will expire on Friday, August 1, 2008 at 5:00 p.m.  Your start date will be August 18, 2008 or sooner dependent on your completion of responsibilities at your current employer.

Sincerely,

/s/ James Sullivan
James Sullivan
CFO

ACCEPTED AND AGREED TO
This 31st day of July 2008

/s/ David DeMaria
David DeMaria